Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Matador Resources Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	5,250,000	$68.85	$361,462,500	.00014760	$53,351.87

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$361,462,500		$53,351.87

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$53,351.87

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based on the average of the high and low sale prices reported on the New York Stock Exchange for shares of common stock of the registrant on March 25, 2024.

(2)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission on March 25, 2024 (File No. 333-278215) in accordance with Rules 456(b) and 457(r) under the Securities Act.